Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports Third Quarter 2012 Results

•                 Life sales up 12% year over year and 21% sequentially

•                 Record level of pre-tax operating earnings in the Acquisitions segment

•                  Year-to-date operating earnings up 15% to $233 million

•                  51% of year-to-date earnings returned to shareowners through dividends and share repurchase

BIRMINGHAM, Alabama (November 6, 2012) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the third quarter of 2012. Net income available to PLC’s common shareowners for the third quarter of 2012 was $60.5 million or $0.73 per average diluted share, compared to $82.9 million or $0.96 per average diluted share in the third quarter of 2011.  After-tax operating income was $63.0 million or $0.76 per average diluted share, compared to $64.2 million or $0.74 per average diluted share in the third quarter of 2011.

Net income available to PLC’s common shareowners for the nine months ended September 30, 2012 was $235.7 million or $2.83 per average diluted share, compared to $229.4 million or $2.63 per average diluted share for the nine months ended September 30, 2011. After-tax operating income was $233.0 million or $2.80 per average diluted share, compared to $202.1 million or $2.32 per average diluted share for the nine months ended September 30, 2011.

“Our core fundamentals were solid in the third quarter,” commented John D. Johns, Chairman, President and CEO.  “We experienced renewed sales momentum in Life Marketing, achieved a record level of account balances in Annuities, continued to enjoy robust spreads in Stable Value and enjoyed a record level of investment income in the quarter.  In addition, our very strong and growing capital position enabled us to continue to return a substantial portion of our earnings to shareowners through dividends and share repurchase.  We are very well positioned to close the year on a strong note. We are fully engaged in executing our plan in fourth quarter.  If we are successful, we will achieve a record level of operating income for the year.  That is our goal.”

Richard J. Bielen, Protective’s Vice Chairman and CFO added, “The quarter’s results included extraordinary investment income of $0.11; deferred debt issue cost write-off of $(0.03); and unfavorable unlocking of $(0.20), primarily attributable to the variable annuity product line.  Adjusted for these items, the core operations generated $0.88 of operating earnings in the quarter.”

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax			$	%
(dollars in thousands)	3Q12	3Q11	Variance	Variance
Life Marketing	$28,673	$12,777	$15,896	n/m
Acquisitions	46,155	44,028	2,127	5%
Annuities	9,408	20,176	(10,768)	-53%
Stable Value Products	13,050	14,217	(1,167)	-8%
Asset Protection	4,150	6,164	(2,014)	-33%
Corporate & Other	(6,614)	(3,815)	(2,799)	-73%
	$94,822	$93,547	$1,275	1%

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	3Q12	3Q11
Operating income before income tax	$94,822	$93,547
Realized investment gains (losses)	(10,582)	36,487
Less:
Related amortization of deferred policy acquisition costs and value of business acquired	(6,746)	7,748
Income tax expense	30,506	39,429
Net income available to PLC’s common shareowners	$60,480	$82,857

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	3Q12	3Q11	$ Variance	% Variance
Life Marketing	$31.1	$27.7	$3.4	12%
Annuities	913.2	859.8	53.4	6%
Stable Value Products	147.0	430.0	(283.0)	-66%
Asset Protection	117.3	110.6	6.7	6%

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $28.7 million in the third quarter of 2012, representing an increase of $15.9 million from the three months ended September 30, 2011.  The increase was primarily due to higher investment income and less unfavorable unlocking.  Prospective unlocking for the third quarter of 2012 was an unfavorable $5.5 million compared to an unfavorable $10.2 million for the prior year’s third quarter.  In addition, favorable traditional life mortality was 83% of expected in the third quarter of 2012 compared to 91% of expected in the third quarter of 2011.

Sales were $31.1 million for the quarter, up 12% compared to $27.7 million in the third quarter of 2011.

Acquisitions

Acquisitions segment pre-tax operating income was $46.2 million in the third quarter of 2012 compared to $44.0 million in the same quarter last year.  The increase was primarily due to favorable prospective unlocking of $4.5 million in the third quarter of 2012 compared to an unfavorable $0.7 million recorded in the third quarter of 2011.  This favorable increase was partially offset by expected runoff in the older acquired blocks of business.

Annuities

Annuities segment pre-tax operating income was $9.4 million in the third quarter of 2012 compared to $20.2 million in the third quarter of 2011.

Fixed annuity operating income was $12.3 million, compared to $30.4 million in the prior year. This decrease was primarily due to an unfavorable change of $14.0 million related to unlocking.  The segment recorded $1.2 million of unfavorable prospective unlocking in the third quarter of 2012 compared to $12.8 million of favorable prospective unlocking recorded in the third quarter of 2011.  In addition, there was an unfavorable change of $8.7 million in the single premium immediate annuity (“SPIA”) mortality variance.  Partially offsetting these unfavorable items was lower credited interest of $8.5 million.

Variable annuity operating loss was $2.9 million, compared to an operating loss of $10.2 million in the third quarter of 2011. This variance included a favorable change of $14.3 million in revenue driven by higher policy fees associated with the growth in account values. Offsetting this was a $5.9 million increase in non-deferred acquisition, operating, and commission expenses and unfavorable unlocking as compared to the third quarter of 2011.  The segment recorded $23.2 million of unfavorable prospective unlocking in the third quarter of 2012 compared to $11.1 million of unfavorable prospective unlocking recorded in the third quarter of 2011.  Retrospective unlocking for the third quarter of 2012 was a favorable $0.3 million compared to an unfavorable $11.0 million for the prior year’s third quarter.

Net cash flows for the segment remained positive during the quarter. Annuity account values were $16.8 billion as of September 30, 2012, an increase of 20% over the past twelve months.  Sales in the third quarter of 2012 were $913.2 million compared to $859.8 million in the third quarter of 2011. Variable annuity sales were $761.0 million compared to $573.2 million in the third quarter of 2011.  Fixed annuity sales were $152.2 million compared to $286.6 million in the prior year’s third quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $13.1 million in the third quarter of 2012 compared to $14.2 million in the third quarter of 2011.  The decrease in operating earnings was primarily the result of lower account values and a $1.1 million reduction in income from participating mortgage loan and bank loan fees as compared to the third quarter of 2011.  Included in the third quarter of 2012 results is $0.1 million of participating income compared to $1.2 million in the third quarter of 2011.  This variance was partially offset by lower expenses and an 8 basis point increase in the adjusted operating spread, which excludes participating income.

Account balances as of September 30, 2012 totaled $2.3 billion. Sales were $147.0 million for the three months ended September 30, 2012, compared to $430.0 million in the third quarter of 2011.

Asset Protection

Asset Protection segment pre-tax operating income was $4.2 million in the third quarter of 2012 compared to $6.2 million in the third quarter of 2011.  The decrease was primarily the result of a $1.5 million decrease in credit insurance earnings resulting from higher claims.  The decrease included higher expenses in the service contract product line and higher loss ratios in the guaranteed asset protection (“GAP”) product line.

Sales in the current quarter were $117.3 million, an increase of 6%, compared to the third quarter of 2011. Service contract sales increased $9.8 million, or 12%, and credit insurance sales increased $0.6 million, or 7%. Sales of the GAP product decreased $3.7 million, or 20%, compared to the prior year’s third quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $6.6 million in the third quarter of 2012 compared to an operating loss of $3.8 million in the third quarter of 2011.  The decrease was primarily due to $6.3 million of gains on the repurchase of non-recourse funding obligations in the third quarter of 2011 but no gains in the current quarter and a $4.0 million deferred issue cost write-off recorded during the third quarter of 2012 associated with the call of our remaining capital securities.  The third quarter of 2012 results included $5.9 million of investment income related to called securities compared to $8.2 million included in the third quarter of 2011 results.  Partially offsetting this variance was a $2.8 million increase in earnings related to a portfolio of securities designated for trading, a $2.5 million favorable variance related to mortgage loan fee income, and growth in core investment income as compared to the third quarter of 2011.

Share Repurchase Program

During the third quarter of 2012, the Company repurchased 913,423 shares at a total cost of approximately $26 million.  For the nine months ended September 30, 2012, the Company repurchased 2,876,252 shares at a total cost of approximately $79 million.  The Company has $197 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

Future repurchase activity will depend on many factors, including capital levels, liquidity needs, rating agency expectations, and the relative attractiveness of alternative uses for capital.

Investments

•                  The net unrealized gain position on investments was $1.8 billion, after tax and DAC offsets, an improvement of $731 million compared to December 31, 2011.

•                  Total cash and investments were $36.6 billion as of September 30, 2012.  This includes $0.3 billion of cash and short-term investments.

•                  During the third quarter of 2012, the Company had $8.6 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $25.8 million as of September 30, 2012, representing 0.5% of the commercial mortgage loan portfolio.

•                  Net realized investment losses, after tax, of $2.5 million, or $0.03 per average diluted share, were recorded in the third quarter of 2012, compared to net realized investment gains, after tax, of $18.7 million, or $0.22 per average diluted share, in the third quarter of 2011.

Net Realized Investment/Derivative Activity
(dollars per average diluted share)	3Q 2012	3Q 2011

Net realized gain on securities	$0.18	$0.16
Modco net realized gain	0.03	0.11
Impairments	(0.07)	(0.07)
Derivatives related to VA contracts	(0.13)	0.12
Derivatives related to interest rate activity	—	(0.08)
Mortgage/real estate losses	(0.04)	(0.04)
All other	—	0.02
Total	$(0.03)	$0.22

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

(dollars in thousands; net of income tax)	3Q 2012	3Q 2011

After-tax Operating Income	$62,974	$64,177
Realized investment gains (losses) and related amortization
Investments	78,484	78,424
Derivatives	(80,978)	(59,744)
Net income available to PLC’s common shareowners	$60,480	$82,857

(dollars per average diluted share; net of income tax)	3Q 2012	3Q 2011

After-tax Operating Income	$0.76	$0.74
Realized investment gains (losses) and related amortization
Investments	0.95	0.91
Derivatives	(0.98)	(0.69)
Net income available to PLC’s common shareowners	$0.73	$0.96

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	September 30,	December 31,
(dollars in millions)	2012	2011
PLC’s shareowners’ equity	$4,566	$3,711
Less: Accumulated other comprehensive income	1,717	985
PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$2,849	$2,726

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	September 30,	December 31,
(dollars per common share outstanding)	2012	2011
PLC’s shareowners’ equity	$57.70	$45.45
Less: Accumulated other comprehensive income	21.70	12.07
PLC’s shareowners’ equity excluding accumulated other comprehensive income	$36.00	$33.38

Accounting Changes

Results for the current and all prior periods reflect the adoption and the Company’s retrospective application of Accounting Standards Update 2010-26, effective January 1, 2012, which modifies the accounting guidance for deferred acquisition costs.

Current and prior period operating income results within the Annuities segment have been updated to reflect the Company’s revised definition of operating income (loss) as it relates to embedded derivatives on our variable annuity contracts and related hedging activities.  This change was incorporated in the first quarter of 2012 and did not impact its comparable GAAP measure income before income tax.

See information relating to non-GAAP measures at the end of this press release.

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on November 7, 2012 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-800-510-0219 (international callers 1-617-614-3451) and entering the conference passcode: 50976951. A recording of the call will be available from 12:00 p.m. Eastern November 7, 2012 until midnight November 21, 2012. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 63146762.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Investor Conference

Management will host the 2012 Annual Investor Conference on December 4, 2012 from 9:00 a.m. Eastern to 12:00 noon Eastern in New York City.  The live webcast and presentation slides will be available on the Company’s website at www.protective.com.   For meeting details, please contact Eva Robertson, Vice President of Investor Relations, at 205-268-3912 or via email at eva.robertson@protective.com.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding net realized investment gains and losses (excluding periodic settlements of derivatives associated with debt and certain investments) net of the related amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”). Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

In the first quarter of 2012, management revised the definition of operating income (loss) as it relates to certain features of our variable annuity contracts and related hedging activities, to better reflect the basis on which the performance of its business is internally assessed. Under the revised definition, the following items will be excluded from operating income:

•                  Changes in GMWB embedded derivatives related to this rider feature of certain variable annuity products (excluding the portion attributed to economic costs). Economic cost is the long-term expected average cost of providing the product benefit over the life of the policy based on product pricing assumptions. These include assumptions about the economic/market environment, and elective and non-elective policy owner behavior (e.g. lapses, withdrawal timing, mortality, etc.). These features are considered embedded derivatives under ASC 815.

•                  Changes in value of certain derivative instruments used to mitigate the risk related to variable annuity contracts.

•                  That portion of the change in balance sheet components amortized over estimated gross profit that is attributed to the embedded GMWB derivative and related economic hedges (e.g. DAC amortization).

Prior period operating income has been updated to reflect the revised definition.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations and sustained periods of low interest rates could negatively affect our interest earnings and spread income, or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, information security breaches, disasters, or unanticipated events could affect our data processing systems or those of our business partners and/or service providers; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new accounting rules or changes to existing accounting rules could impact our reported earnings; (28) credit market volatility or disruption could adversely impact us; (29) difficult general economic conditions could materially adversely affect our business and results of operations; (30) we may not be able to protect our intellectual property and may be subject to infringement claims; (31) we could be adversely affected by an inability to access our credit facility; and (32) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K and Part II, Item 1A of the Company’s most recent report on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912